UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)    December 11, 2006

Composite Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-24551	65-0790758
(Commission File Number)	(IRS Employer Identification No.)

7730 Herschel Ave, Suite L, La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

(858) 442-0582
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.03 BANKRUPTCY OR RECEIVERSHIP.

On May 5, 2005, Composite Solutions, Inc. (CSI) (OTC PK: KIPS) filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California. The case number is 05-04045-B.

On December 11, 2006 the Court entered an order confirming KIPS's proposed Plan of Reorganization. Other information concerning the Plan required under this Item 1.03, section (b) is as follows:

(1)	Identity of the Court: The U.S. Bankruptcy Court for the Southern District of California.

(2)	Date of Order: December 11, 2006.

(3)
Summary of the Plan: This summary highlights only portions of the Plan and is not a complete description of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan.

The Plan calls for the Debtor to borrow up to $350,000 from various individuals and entities. This financing will provide the Debtor with sufficient capital to effectuate the proposed Plan and to make the payments required under the Plan.

In return for the borrowed funds the Debtor will issue Promissory Notes which shall be five year notes bearing interest at a rate of 4% per annum. Within 25 days after entry of the Order Confirming the Plan, holders of the Debtor’s Notes may elect to convert such Notes to Units at a ratio of two (2) Units per one (1) dollar of loan principal. Each Unit will consist of one share of the Reorganized Debtor’s post-consolidation common stock, one “Class A Warrant” entitling the holder to purchase one share for $2.00, one “Class B Warrant” entitling the holder to purchase one share for $3.00, and one “Class C Warrant” entitling the holder to purchase one share for $4.00, all shares being post-consolidation shares of the Reorganized Debtor’s common stock. The Reorganized Debtor will have the option to extend the Warrant exercise period, to reduce the Warrant exercise price, or to call the Warrants on 30 days notice. In the event of a stock split or reverse stock split the Warrants will be split or reverse split and their exercise price adjusted accordingly. The Warrants are detachable from the Units and may trade separately from the common stock.

As set forth above, the Debtor will be required to make payments under the Plan totaling approximately $250,401, of which approximately $58,967 is for first priority administrative claims which have already been paid, approximately $6,434 will be for eighth priority tax claims, $162,364 will be for creditors holding unsecured, nonpriority claims, and $22,636 will be for legal fees of the OCC. Thus, the Debtor will be required to have available for Disbursements a minimum of $191,434 prior to Confirmation. Disbursements to unsecured creditors, pursuant to the terms of the Plan, shall be made from the Unsecured Creditors Account as soon as practicable after the Order Confirming the Plan.

The Plan contemplates that ownership of the Reorganized Debtor will be allocated as follows: (a) 175,000 Post-Consolidation Common Shares to Class 1 nonpriority unsecured Creditors; (b) 25,000 Post-Consolidation Common Shares to be retained by current holders of Pre-Consolidation Common stock; (c) up to 700,000 Units to administrative lenders in exchange for debt under Notes; (d) 100,000 Units to Debtor’s attorney, Daniel C. Masters, as a success fee for approval of the Plan.

Thus the Reorganized Debtor expects to have 300,000 Shares of Post-Consolidation Common Stock outstanding after the Plan is confirmed, including 100,000 Units, each consisting of one (1) share and three (3) warrants. Additionally, the Reorganized Debtor expects to have notes outstanding convertible to another 700,000 Units. If all notes were converted, the Reorganized Debtor would then have 1,000,000 shares of post-consolidation Common Stock outstanding, plus warrants to purchase an additional 2,400,000 shares.

The Plan further contemplates that the Reorganized Debtor will completely divest itself of its two subsidiary corporations, TSC and CSN. The Reorganized Debtor will accomplish this by issuing: (a) 175,000 Common Shares in each of TSC and CSN to the Debtor’s Class 1 Creditors; (b) 25,000 Common Shares in each of TSC and CSN to Debtor’s Class 2 Interest Holders; and (c) 100,000 Convertible Preferred Shares to Debtor’s attorney, Daniel C. Masters, as a success fee for approval of the Plan. Any shares still held in TSC or CSN by the Reorganized Debtor after these distributions will be cancelled and there will be no further relationship between or among the Debtor and its former subsidiaries. Concurrent with the distribution of shares in TSC and CSN, TSC will acquire SIS by issuing a total of 2,000,000 shares of TSC Common Stock to the owners of SIS, and CSN will acquire LEE by issuing a total of 2,000,000 shares of CSN Common Stock to the owners of LEE.

Thus TSC expects to have 2,200,000 Shares of Common Stock and 100,000 Shares of Convertible Preferred Stock outstanding after the acquisition of SIS is completed, and CSN expects to have 2,200,000 Shares of Common Stock and 100,000 Shares of Convertible Preferred Stock outstanding after the acquisition of LEE is completed.

(4)
Number of Shares or Other Units Issued: A total of 1,025,000,common shares in the Registrant have been issued under the Plan, and the total number of common shares now issued and outstanding is 1,050,203. No preferred shares are issued and outstanding. In addition, the Registrant issued 800,000 "A" warrants, 800,000 "B" warrants and 800,000 “C” warrants pursuant to the Plan. Each warrant allows the holder to acquire one share of common stock. No other warrants or options are outstanding.

(5)	Assets and Liabilities of the Registrant when Plan was Confirmed: At the time the Plan was confirmed the Registrant had assets of approximately $23,033 and liabilities of approximately $1,694,332.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 2.1      Debtor’s Second Amended Plan of Reorganization

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPOSITE SOLUTIONS, INC.

Date: May 10, 2007	By: /s/ Thomas C. Bache
Thomas C. Bache
President and Chief Executive Officer

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